Exhibit 10.4

September 28, 2011

Michael S. White

7 The Mews South 7th Street

Geneva, Illinois 60134

Dear Mike:

Subject to the provisions of this letter, we would like to offer you the opportunity to participate in the growth of TPC Group (the “Company”) as a member of our Senior Leadership Team. You will report to Michael T. McDonnell, President and Chief Executive Officer, in the position of Senior Vice President — Operations, on or before November 1, 2011.

Base Salary and Target Bonus

Your annual base salary will be $385,000 paid as earned in accordance with the Company’s payroll practices and subject to federal and state withholding taxes. You will also participate in the Company’s Senior Management Incentive Plan, which provides you with eligibility for a target bonus of 65% of your base salary, 100% of which is based upon the achievement of Company targets set by the Compensation Committee of the Board of Directors. For calendar year 2011, any payment under the Senior Management Incentive Plan will be prorated based upon your start date.

Long Term Incentive Compensation

You will also be a participant in the Company’s Long Term Incentive Plan (“LTIP”). We recognize that you will forfeit significant equity awards you received from your current employer, SunCoke Energy, Inc. (“SunCoke”), and, to help offset the loss of those awards, the Company will grant to you the Initial Awards specified below. Your participation in the LTIP will be as follows:

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Initial RSU Award:    As soon as reasonably practicable on or after your start date, you will receive a restricted stock unit award with a grant date value of $250,000, which shall vest in its entirety on January 1, 2015, provided that you have been continuously employed by the Company from the grant date through the vesting date.

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Initial SAR Award:    As soon as reasonably practicable on or after your start date, you will receive a stock appreciation right award with a grant date value of $250,000, which shall vest in its entirety on January 1, 2015, provided that you have been continuously employed by the Company from the grant date through the vesting date.

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Subsequent Awards:    In addition to the foregoing Initial Awards, you will be eligible to receive an award under the LTIP for calendar year 2012 with a grant date target value of 65% of your base salary on the date of grant. Such award may come in the form of any of the award vehicles allowed pursuant to the LTIP, with such form to be determined by the Compensation Committee of the Board of Directors.

Each of these awards is anticipated to be documented through the Company’s standard award agreements approved by the Compensation Committee of the Board of Directors and provided to other senior executives of the Company.

Welfare Benefits

The Company offers a Discretionary Contribution Plan/401K Plan that provides the opportunity for wealth accumulation on a tax-advantaged basis. The Company also has a full range of insurance benefits, which includes Medical Insurance, Dental Insurance, Life Insurance, LTD Insurance Medical Spending Account and Dependent Care Spending Account. We also have short-term sick leave for short-term illness and a vacation program. Your starting vacation allotment of four (4) weeks will be prorated for this calendar year based upon your actual months of employment with the Company in 2011. Your vacation will accrue in accordance with the current policy.

Relocation Benefits

You will receive the following relocation benefits: temporary housing expenses for a period not to exceed nine (9) months from your start date, including reasonable expenses for return trips home and airfare, reimbursement of moving costs to Houston and associated closing costs.

The Company will also provide to you on your start date a payment in an amount such that, after reduction for required federal income and payroll tax withholding, you will receive $311,000. This payment is an estimate intended to cover amounts you may be required to pay to SunCoke associated with clawback provisions triggered by your departure from SunCoke to undertake employment with the Company. The Company will provide further payments to you should you be required to repay clawback amounts in excess of $311,000, such that after reduction for required federal income and payroll tax withholding, you will receive from the Company the amount of such additional clawbacks up to $239,000 (for a total amount not to exceed $550,000). If the total clawback amounts you are required to pay SunCoke are less than $311,000 (the difference between which is the “savings”), you agree to repay to the Company half of such savings, such that you and the Company share equally in such savings.

Notwithstanding the foregoing, if you are terminated by the Company for Cause (as defined in the Executive Severance Plan) or if you voluntarily resign without Good Reason (as defined in the Executive Severance Plan), either of which events occur within the three-year period beginning on your start date, then, as applicable, (1) you agree to repay to the Company, within 30 days of the Termination Date (as defined in the Executive Severance Plan), the product of any reimbursement made by the Company under this Section—Relocation Benefits (including any gross-up tax payment made relating to such reimbursement) times a fraction (A) the numerator of which is the number of full months remaining after the Termination Date in the three-year period beginning on your start date, and (B) the denominator of which is thirty six, or (2) if no reimbursement has been made by the Company under this Section—Relocation Benefits as of the Termination Date, the Company shall not be obligated to make any reimbursement payment as otherwise provided in this Section—Relocation Benefits (including any gross-up tax payment made relating to such reimbursement).

Executive Severance Plan

As soon as reasonably practicable, the Compensation Committee shall make you a Tier 1 participant in the Company’s Executive Severance Plan effective as of your start date. The terms and conditions of your participation in the Executive Severance Plan are set forth more fully in the plan document as in effect from time to time and will be made available to you on your request.

Contingencies of Offer

This offer is contingent upon your cooperation with the completion of the necessary pre-hire paperwork, satisfactorily completion of a background check as required by the Company and the Transportation Workers Identification Credential (TWIC) Program along with passing a pre-employment drug/alcohol test and physical.

Mike, as you are aware, the position we have discussed will play an important role in our future plans. We are excited about the opportunities and growth the Company will experience with this position, and we believe your knowledge, experience, and demonstrated skills will fit in well with our plan to grow and add value to TPC Group.

Please feel free to contact me should you have any questions. If you agree to the terms stated herein, please sign below and return a copy of the executed letter to me.

Sincerely,

/s/ Michael T. McDonnell

Michael T. McDonnell

President and Chief Executive Officer

ACCEPTED AND AGREED BY:

/s/ Michael S. White

Michael S. White

September 30, 2011

Date

This offer is valid until 5:00pm Central Time on September 30, 2011.